Exhibit 99.1

DeVry Education Group Hosts Investor Day and Provides Preliminary Enrollment Outlook for September

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--September 16, 2015--DeVry Education Group (NYSE:DV), a global provider of educational services, announced today its preliminary outlook for September enrollment as part of its Investor Day event. The event is being held at the co-located campus of Chamberlain College of Nursing and DeVry University, located at 3300 N. Campbell Ave. in Chicago. DeVry Group provided the following preliminary update to September enrollments:

  DeVry Medical International expects September new student enrollments to increase 16-17 percent and total enrollments to grow about 1-2 percent, as compared to the year-ago term
  Chamberlain College of Nursing expects September new student enrollments to increase 23-25 percent and total enrollments to grow about 20-22 percent, as compared to the year-ago term
  Carrington College expects September new student enrollments to increase 3-4 percent and total enrollments to decline about 3-4 percent, as compared to the year-ago term
  DeVry Brasil expects September new student enrollments to increase 180-190 percent and total enrollments to grow about 70-75 percent, as compared to the year-ago term. These enrollments were impacted by the recent acquisitions of FMF, Faci and Damasio (excluding test-prep), which all occurred during fiscal year 2015
  DeVry University expects September new undergraduate student enrollments to decline 24-26 percent and total enrollments to decline 20-22 percent, as compared to the year-ago term. Graduate course takers are expected to decline 17-18 percent in the September session, as compared to the year-ago term

DeVry Group will also provide additional information regarding the education sector, its strategy and financial outlook. The slide presentation accompanying management’s discussions (the “Investor Day Materials”) will be available at http://investors.devryeducationgroup.com/caldesc.aspx?IID=4183694&Key=1073746864 prior to the commencement of the program.

DeVry Group’s Investor Day is scheduled to begin at 10 a.m. CDT and will conclude at 5 p.m. CDT. DeVry Group will broadcast the presentations live via webcast at https://event.webcasts.com/starthere.jsp?ei=1067583. The webcast is scheduled to begin at 10 a.m. CDT, with a break in the broadcast at 12:30 p.m. CDT to allow for a campus tour. For those unable to listen to the webcast live, a replay will be available for 30 days in the investor relations section of the DeVry Group website, www.devryeducationgroup.com.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting, finance and law. For more information, please visit www.devryeducationgroup.com.

Certain statements contained in this release, in the Investor Day Materials and made at DeVry Group’s Investor Day program concerning DeVry Group's future performance, including those statements concerning DeVry Group's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Group or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry Group's most recent Annual Report on Form 10-K for the year ending June 30, 2015 and filed with the Securities and Exchange Commission (SEC) on August 27, 2015.

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter, 630-353-3800
jwalter@devrygroup.com
or
Media Contact:
Ernie Gibble, 630-353-9920
egibble@devrygroup.com